UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 23, 2009

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices, including zip code)

(408) 962-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 23, 2009, the Board of Directors of Spansion Inc. (the “Company”) approved a workforce reduction of approximately 3,000 employees, or 35%, of the Company’s workforce. The Company is taking these actions in an effort to further reduce costs as the Company continues its restructuring efforts and explores various strategic alternatives.

The Company estimates that during the first half of fiscal 2009 the workforce reduction will result in cash charges of approximately $25 million associated with employee termination benefits. A copy of the press release relating to the workforce reduction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events

On October 13, 2008, the Compensation Committee of the Board of Directors approved the reduction in base salaries of all executive officers by 10 percent effective October 6, 2008 for a period of six months. On February 23, 2009, the Board of Directors of the Company approved an employee retention program that provides for, among other things, the reinstatement of full salary for the Company’s executive officers (other than the Company’s chief executive officer) and certain other key employees effective February 23, 2009. The purpose of the employee retention program is to provide an incentive for executive officers and certain other key employees to remain employed by the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 23, 2009, entitled “Spansion Announces Reduction in Force.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

By:	/s/ Robert C. Melendres
Robert C. Melendres
Executive Vice President, Chief Legal Officer and Secretary

Date: February 23, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 23, 2009, entitled “Spansion Announces Reduction in Force.”